Agreement Between
               BioModa Inc. and Advanced Optics Electronics, Inc.

Whereas BioModa Inc. (BMI) is in the early stages of developing products for the early detection, imaging, treatment, and management of lung cancer, and whereas BMI needs operating capital: and

Whereas Advanced Optics Electronics, Inc. (ADOT), is a sophisticated investor that has read the previously SEC-qualified BioModa Offering Memorandum (not presently active) as well as the October 1997 version of the BMI business plan; and

Whereas ADOT is interested in investing in BMI; therefore BMI and ADOT agree to the following terms.

ADOT will initially purchase a Certificate of Deposit in the amount of $10,000 (the "CD") from Los Alamos National Bank, which ADOT agrees to permit BMI to use as collateral for a $10,000 loan from Los Alamos National Bank to BMI, to be used to pay a $10,000 annual licensing fee to University of California. ADOT agrees to transfer ownership of this CD, in exchange for 59,940 shares of BMI common stock, before such time as an additional round of financing is completed that values the total company (stock price x shares outstanding after completion of said financing) at $1.5 million or more. In addition, upon receipt of the $10,000 loan from Los Alamos National Bank, BMI will issue to ADOT warrants to purchase an additional 100,952 shares of common stock, exercisable at $0.20 per share. These warrants shall expire 90 days from the date of issue. With stock obtained from the transfer of the CD and the exercise of all issued warrants, ADOT will own 5% of the common stock outstanding in BMI, compared with the stock issued and outstanding (including stock issuable under warrants and options) prior to the first round of financing is completed that values BMI at $1.5 million or more. Should the number of shares outstanding (including the shares to be issued for the CD transfer) increase after issuance of the warrants, then the number of shares available under warrants will be adjusted so that upon exercise of all warrants, ADOT would own 5% of the outstanding shares of BMI, including the shares to be issued in exchange for the CD transfer.

It is agreed that ADOT will assist BMI in completing a next round of funding that will place a value on BMI equal to or greater than $1.5 million. It is anticipate that this round of funding will be accomplished with the investment of $300,000 in exchange for 631,578 shares, at a price of not less than $0.475 per share. In exchange for this assistance, BMI will issue to ADOT options to purchase 248,950 shares at a price per share of $0.38 (80% of the anticipated per share offer price of $0.475). These options will be issued upon written notice from ADOT to BMI that specific investors have agreed in principle to investing $300,000 in BMI under the aforementioned terms. The options


/s/ JG
will be exercisable for one year from date of issue. Should the previously specified funding occur under terms that result in a greater number of shares subject to options by ADOT will be increased so that upon exercise of his options, ADOT would own 10% of the outstanding shares of BMI, including shares issued in exchange for the CD transfer and shares of BMI, including shares issued in exchange for the CD transfer and shares covered by outstanding warrant and option agreements. Should the previously described funding occur under terms that result in a share price different from the anticipated $0.475 per share, then the price of the options will be adjusted correspondingly, so that the option price per share remains at 80% of the price to the new investors.

It is agreed that ADOT's stock, option, and warrant holdings will be preserved against dilution to the same extent as those of the three principal shareholders of BMI. In addition, ADOT will always have the right, but not the obligation, to maintain his percentage ownership in BMI by participating in any subsequent rounds of financing at the established price per share for new investors.

Miscellaneous

     a. Waivers. No waiver by any party hereto of any right or remedy shall be effective unless in writing and signed by the party waiving said right or remedy. A waiver of a right or remedy under this Agreement is not a waiver of the fight or remedy on any subsequent occasion.

     b. Notices. All notices, requests, demands, approvals, and other communications which are required or may be given under this Agreement shall be in writing and shall be delivered or mailed, by first class mail, postage prepaid, to the party at the address set out hereinabove or to such other address as such party shall have specified by notice in writing to the other party. Any such notice shall be deemed to have been received on the date of actual receipt.

     c. Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretations of this Agreement.

     d. Governing Law. This agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of New Mexico. The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in Bernalillo County, State of New Mexico. In the event that litigation results from or arises out of this Agreement or the performance hereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.

/s/ JG

     e. Dispute Resolution. In the event of dispute regarding the terms of this Agreement, the parties will attempt in good faith to settle the dispute by arbitration under the Commercial Arbitration Rules of the American Arbitration Association, in accordance with the terms and conditions of this Agreement.

Having read and understood this document which consists of two (3) pages, and in agreement, the designated parties affix their signatures below. Fax transmissions of originally signed copies of this agreement are acceptable as originals until such originally signed copies are delivered. This agreement supersedes any other previous written or oral, implied or explicit agreements.

Advanced Optics Electronics, Inc.


/s/ Leslie S. Robins                                      December 31, 1997
---------------------------                               --------------------
by: Leslie S. Robins, Executive Vice President            Date


BioModa Inc.


/s/ Jeff Garwin                                           December 30, 1997
----------------------------                              --------------------
by: Jeff Garwin, MD, PhD                                  Date
    CEO, BioModa Inc.


/s/ JG